                            INVESTOR RIGHTS AGREEMENT

         THIS INVESTOR RIGHTS AGREEMENT is entered into as of the 31st day of December 1999 (this "AGREEMENT"), by and among SIMULA, INC., an Arizona corporation (the "COMPANY"), LEVINE LEICHTMAN CAPITAL PARTNERS II, L.P., a California limited partnership ("LLCP"), and STANLEY P. DESJARDINS ("DESJARDINS"), DONALD W. TOWNSEND ("TOWNSEND"), JAMES A. SAUNDERS ("SAUNDERS") and BRADLEY P. FORST ("FORST" and, together with Desjardins, Townsend and Saunders, the "PRINCIPAL SHAREHOLDERS").

                                 R E C I T A L S

         A. The Company, the other Company Parties and LLCP are parties to the Securities Purchase Agreement dated of even date herewith (as amended, supplemented or otherwise modified from time to time, the "SECURITIES PURCHASE AGREEMENT") pursuant to which, on the date hereof, the Company Parties are jointly and severally issuing and selling to LLCP, and LLCP is purchasing from the Company Parties, the Notes, and the Company is issuing and selling to LLCP, and LLCP is purchasing from the Company, the Warrant, all on the terms and subject to the conditions set forth in the Securities Purchase Agreement. Unless otherwise indicated, capitalized terms used and not otherwise defined in this Agreement shall have the meanings set forth in the Securities Purchase Agreement.

         B. The execution of this Agreement by the Company and the Principal Shareholders is a condition precedent to the obligation of LLCP to consummate the transactions contemplated by the Securities Purchase Agreement.

         C. In addition, in consideration of the substantial direct and indirect benefits which the Company and the Principal Shareholders will realize from the consummation of the transactions contemplated by the Securities Purchase Agreement, the Company has agreed to grant to LLCP the investment monitoring and other rights set forth in this Agreement.

                                A G R E E M E N T

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.       INVESTMENT MONITORING RIGHTS.

         1.1     ELECTION OF LLCP REPRESENTATIVE TO BOARD UPON EVENT OF DEFAULT.

                 (a) If an Event of Default shall occur, LLCP shall have the right to require the Company to cause to be elected or appointed to the Board of Directors of the Company (the "BOARD") an individual designated by LLCP in an LLCP Representative Request (as such term is defined below) (the "LLCP REPRESENTATIVE") furnished to the Company, in accordance with the following terms:

                           (i) The Company shall, within five (5) Business Days after its receipt of an LLCP Representative Request, take or cause to be taken as soon as practicable such actions (including, without limitation, creating a vacancy) as may be necessary or advisable to cause the LLCP Representative to be elected or appointed to the Board and to remain a duly elected or appointed member of the Board until the later to occur of (A) the 180th day after the effective date of such election or appointment and (ii) the date upon which the next annual meeting of the shareholders of the Company at which directors are to be elected shall occur (it being understood that the occurrence of each and every Event of Default shall trigger the right of LLCP to cause the Company to elect or appoint the LLCP Representative to the Board and the Company's obligations with respect thereto (PROVIDED that only one LLCP Representative shall serve as a member of the Board at any time)); and

                           (ii) In connection with any such election of appointment of the LLCP Representative to the Board pursuant to this
         SECTION 1.1, each Principal Shareholder agrees that he will vote (or cause to be voted) all shares of Capital Stock of the Company owned beneficially and of record by him, directly or indirectly, whether now owned or hereafter acquired, so that the LLCP Representative shall be elected or appointed to the Board for the period required under clause
         (i) above.

         For purposes of this Agreement, the term "LLCP REPRESENTATIVE REQUEST" shall mean a written request delivered by or on behalf of LLCP to the Company notifying the Company of LLCP's election under this SECTION 1.1 to have an LLCP Representative elected or appointed to the Board and naming the individual who has been so designated.

                  (b) In no event shall the Company, the Board, any Principal Shareholder or any other Person (other than LLCP) have the power to remove the LLCP Representative from the Board, without the prior written consent of LLCP, other than pursuant to an order or decree of any Governmental Authority or for "cause" (which shall include conviction of a felony or any act involving moral turpitude or willful failure to perform his duties as a director).

                  (c) In the event of the death or resignation of the LLCP Representative at any time, or in the event the LLCP Representative shall not be elected to the Board at any election of directors for any reason, the Company shall, upon the request of LLCP, promptly (and in any event within five
(5) days of such request) take such steps as may be necessary or appropriate to cause another Person designated by LLCP to become the LLCP Representative on the Board, including increasing the size of the Board and/or filling the resulting vacancy with an LLCP Representative. Such steps may include calling and holding, in accordance with the Bylaws of the Company and Applicable Laws, a special meeting of the Board or the shareholders of the Company or circulating a written consent for execution by members of the Board and/or the shareholders. To the extent that the Board delegates any of its duties to an executive committee or other committee, the LLCP Representative shall, upon the request of LLCP, be appointed to such committee.

                  (d) The agreements set forth in this SECTION 1.1 are intended to constitute enforceable voting agreements within the scope of
Section 706(a) of the General Corporation Law of the State of California.

         1.2 OBSERVATION RIGHTS. Without limiting any of the rights of LLCP in this SECTION 1, and whether or not any LLCP Representative is then serving on the Board, LLCP shall receive notice of and be entitled to have, at LLCP's option, two (2) representatives or one (1) representative and one (1) advisor to such representative, attend as observers all meetings of the Board and of all committees thereof and at all meetings of the shareholders of the Company. Notice of such meetings shall be given to LLCP in the same manner and at the same time as to the members of the Board or such committees (which in any event shall not be less than forty-eight (48) hours prior to such meeting unless otherwise agreed to by LLCP in advance and in writing) and at the same time as to the shareholders of the Company, as the case may be. LLCP shall be provided with copies of (i) a meeting agenda, if any is prepared, (ii) all information that is provided to the members of the Board or such committees or to the shareholders of the Company (whether prior to, at, or subsequent to any such meetings), as the case may be, at the same time as such materials are provided to the members of the Board or such committee or to the shareholders of the Company, as the case may be, and (iii) copies of the minutes of all meetings of the Board and such committees and of all meetings of shareholders concurrently with the distribution of such minutes to one or more members of the Board or such committees or shareholders, as the case may be, but in no event later than forty-five (45) days after each such meeting.

         1.3 MONTHLY OPERATING MEETINGS. In each calendar month after the date hereof, representatives of LLCP and of the Company shall meet to review the financial condition of the Company and its Subsidiaries as reflected in the financial information furnished to SECTION 9.3 of the Securities Purchase Agreement. Each meeting shall at all times be comprised of at least two (2) members of senior management of the Company, who initially shall be Donald

W. Townsend and James A. Saunders, and two (2) individuals designated by LLCP (who shall be representatives of Levine Leichtman Capital Partners, Inc. ("LLCP INC."), an Affiliate of LLCP). The financial officers and other members of senior management of the Company shall be available at each meeting to review financial information and discuss other matters. LLCP and the Company shall mutually agree in each calendar month on the date and time for the meeting to be held in the immediately succeeding calendar month (PROVIDED that the failure to agree on such date and time in any month shall not be construed as an agreement not to hold a meeting in the immediately succeeding month). Meetings may be conducted by telephone so long as each of the persons attending can hear each of the other persons attending the meeting.

         1.4      SURVIVAL OF RIGHTS. The rights granted to LLCP under SECTIONS
1.1 (Election of LLCP Representative to Board Upon Certain Events of Default),
SECTION 1.2 (Observation Rights) and SECTION 1.3 (Monthly Operating Meetings) shall be effective as of the date hereof and shall continue for so long as the Obligations remain outstanding; PROVIDED, HOWEVER, that the rights granted to LLCP under such Sections shall survive the repayment and performance of all Obligations to the extent that LLCP holds any portion of the Indebtedness evidenced by the Note or any Warrant Shares and informs the Company in writing that it believes in good faith that it is required to retain such rights to qualify as a "venture capital operating company" for purposes of complying with ERISA and, if requested by the Company, LLCP will furnish to the Company written advice of its counsel with respect to such qualification.

2.       INDEMNIFICATION AND INSURANCE.

         2.1 The Company shall, to the maximum extent permitted by law, indemnify, defend and hold harmless the LLCP Representative, LLCP and the employees, partners, principals, agents, attorneys, accountants, representatives and other Affiliates of LLCP (including, without limitation, LLCP Inc.) (collectively, the "LLCP PARTIES"), from and against all costs, expenses, liabilities, claims, judgments, damages and losses, including, without limitation, all attorneys' fees and the cost of any investigation and preparation incurred in connection therewith, incurred in connection with any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (collectively, "LIABILITIES AND COSTS"), arising out of or in any way related to the fact that any LLCP Party is or was a director, officer, employee or other agent of the Company or any subsidiary of the Company, is or was serving as an observer of the Board, or is or was serving at the request of the Company as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise and, in connection with any LLCP Party serving as such director, officer, employee or other agent, that such LLCP Party acted in good faith and in a manner he or she reasonably believed to be in the best interests of the Company.

         2.2 Upon request by any LLCP Party, the Company, shall advance (within five (5) Business Days of such request) any and all expenses, including, without limitation, any and all attorneys' fees and the cost of any investigation and preparation incurred in connection with any matter for which such LLCP Party is or may be entitled to indemnification hereunder. The Company shall also indemnify each LLCP Party from and against any and all Liabilities and Costs incurred in connection with any claim or action brought to enforce such LLCP Party's rights under this SECTION 2, or under Applicable Law or the Company's charter or bylaws now or hereafter in effect relating to indemnification, or for recovery under directors' and officers' liability insurance policies maintained by the Company, regardless of whether such LLCP Party is ultimately determined to be entitled to such indemnification or insurance recovery, as the case may be. If, for any reason, the foregoing indemnification is not available for any reason or is not sufficient to indemnify and hold the LLCP Parties harmless from all such Liabilities and Costs, then the Company shall contribute to the amount of all such Liabilities and Costs paid or payable by any LLCP Party in such proportion as is appropriate to reflect not only the relative benefits received by the Company, on the one hand, and LLCP, on the other hand, but also the relative fault of each, as well as any other equitable considerations. The Company's reimbursement, indemnity and contribution obligations shall be in addition to any liability the Company may otherwise have at law or under any other agreement, including, without limitation, the Securities Purchase Agreement, and such obligations shall extend, upon the same terms, to all LLCP Parties. This SECTION 2 shall survive indefinitely the termination of this Agreement.

         2.3 At any time that an LLCP Representative is serving on the Board, the Company shall have in place and shall maintain in force and effect one or more directors and officers liability insurance policies providing at least $10,000,000 in insurance coverage for director liability, including coverage for claims under federal and state securities laws.

3.       CO-SALE AGREEMENT.

         3.1 If one or more Principal Shareholders propose to sell or transfer any shares of Common Stock now owned or held by it or them ("CO-SALE SHARES") in any transaction (or series of related transactions) that does not constitute a Public Sale, then such Principal Shareholder or Principal Shareholders shall promptly notify the Company and LLCP in writing (the "CO-SALE NOTICE") at least twenty (20) days prior to the closing of such proposed sale or transfer. The Co-Sale Notice shall describe in reasonable detail the proposed sale or transfer, including, without limitation, the number of Co-Sale Shares to be sold or transferred, the nature of such sale or transfer, the consideration to be paid and the name and address of each prospective purchaser or transferee. In the event that the sale or transfer is being made pursuant to the provisions of SECTION 3.8, the Notice shall state under which paragraph and subparagraph the sale or transfer is being made. For purposes of this Agreement, the term "PUBLIC SALE" shall mean a sale, transfer or other disposition of Common Stock pursuant to

Rule 144 promulgated under the Securities Act or in a public offering pursuant to an effective registration statement under the Securities Act. It is acknowledged and understood that each Principal Shareholder may pledge his shares or transfer or "gift" his shares for estate planning purposes, PROVIDED that such shares continue to be subject to the provisions of this SECTION 3.

         3.2 LLCP shall have the right, exercisable upon written notice to the Principal Shareholders within fifteen (15) days after receipt of the Co-Sale Notice, to participate in such sale on the same terms and conditions as specified in the Co-Sale Notice. To the extent that LLCP exercises such right of participation in accordance with the terms and conditions set forth in this
SECTION 3, the number of Co-Sale Shares that the Principal Shareholders may sell in the transaction(s) shall be correspondingly reduced.

         3.3 If there shall be a decrease in the price to be paid by the proposed purchaser for the Co-Sale Shares to be purchased from the price set forth in the Co-Sale Notice, which decrease is acceptable to the Principal Shareholders, or any other material change in the terms or conditions set forth in the Co-Sale Notice which are less favorable to the Principal Shareholders but which are acceptable to the Principal Shareholders, the Principal Shareholders shall immediately notify LLCP in writing of such decrease or other change, and LLCP shall have five (5) Business Days from the date of receipt of such written notice to modify the number of shares of Common Stock it will sell to the purchaser, as previously indicated in the written notice delivered by LLCP pursuant to SECTION 3.2.

         3.4 LLCP may sell all or any portion of that number of shares of Common Stock equal to the product of (a) the aggregate number of shares of Common Stock covered by the Co-Sale Notice, MULTIPLIED BY (b) a fraction, the numerator of which is the number of shares of Common Stock or Warrant Shares, as applicable, owned by LLCP at the time of the sale or transfer (collectively, the "LLCP SHARES"), and the denominator of which is the total number of issued and outstanding shares of Common Stock owned by the Principal Shareholders and LLCP at the time of the sale or transfer. In no event shall LLCP be required to make any representation or warranty in connection with the sale to any prospective purchase other than as to the organization and authority of LLCP, title to the shares of Common Stock to be sold by LLCP and the absence of conflict with laws or material agreements of LLCP.

         3.5 LLCP shall effect its participation in the sale by promptly delivering to the Principal Shareholders for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent:

                  (a) the type and number of shares of Common Stock which LLCP elects to sell; or

                  (b) that number of Warrant Shares which is at such time convertible into the number of shares of Common Stock which LLCP elects to sell; PROVIDED, HOWEVER, that if the prospective purchaser objects to the delivery of Warrant Shares in lieu of Common Stock, LLCP shall convert such Warrant Shares into Common Stock and deliver Common Stock as provided in SECTION 3.4(a). The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser.

         3.6 The stock certificate or certificates that LLCP delivers to the Principal Shareholders pursuant to SECTION 3.4 shall be transferred to the prospective purchaser in consummation of the sale of the Common Stock pursuant to the terms and conditions specified in the Co-Sale Notice, and the Principal Shareholders shall concurrently therewith remit to LLCP by wire transfer in immediately available funds that portion of the sale proceeds to which LLCP is entitled by reason of LLCP's participation in such sale. To the extent that any prospective purchaser prohibits such assignment or otherwise refuses to purchase shares or other securities from LLCP, the Principal Shareholders shall not sell to such prospective purchaser any shares of Common Stock unless and until, simultaneously with such sale, the Principal Shareholders shall purchase such shares or other securities from LLCP. Subject to the foregoing sentence, if the Principal Shareholders do not complete the proposed sale or transfer for any reason, the Principal Shareholders shall immediately return to LLCP all documents (including, without limitation, the Warrant and all stock certificates, stock assignments and/or powers of attorney) which LLCP delivered to the Principal Shareholders pursuant to this SECTION 3 or otherwise in connection with such sale or other transfer.

         3.7 The exercise or non-exercise of the rights of LLCP hereunder to participate in one or more sales of Co-Sale Shares by the Principal Shareholders shall not adversely affect its rights to participate in subsequent sales of Co-Sale Shares by the Principal Shareholders.

         3.8      PROHIBITED TRANSFERS.

                  (a) In the event of any sale or purported sale (including, without limitation, the entering into of any agreement, arrangement or understanding to sell) of Co-Sale Shares by any Principal Shareholder in contravention of the co-sale rights of LLCP hereunder (a "PROHIBITED TRANSFER"), LLCP shall have, in addition to all other rights, powers or remedies available at law, in equity, under this Agreement or any other Investment Document or under Applicable Law, the right to exercise the Prohibited Transfer Put (as such term is defined below), and such Principal Shareholder agrees that he shall be bound by the applicable provisions hereof.

                  (b)      In the event of a Prohibited Transfer by a Principal
Shareholder:

                           (i) The Company shall, upon the request of LLCP, instruct the Company's transfer agent not to enter such Prohibited Transfer on the stock ledger or other similar records of the Company; and

                           (ii) LLCP may exercise a right (the "PROHIBITED TRANSFER PUT") to require such Principal Shareholder to purchase a number of shares of Common Stock equal to the number of shares LLCP would have been entitled to sell to the purchaser under SECTION 3.2 had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

                                    (A)  The price per share at which shares are
                  to be sold to such Principal Shareholder shall be equal to the price per share paid by the purchaser to such Principal Shareholder in the Prohibited Transfer. Such Principal Shareholder shall also reimburse LLCP for any and all fees and expenses, including attorneys, accountants and other expenses, incurred pursuant to the exercise or attempted exercise of LLCP's rights under SECTION 3;

                                    (B)  Within thirty (30) days after the later
                  of the dates on which LLCP (x) received notice of the Prohibited Transfer or (y) otherwise became aware of the Prohibited Transfer, LLCP shall, if exercising the Prohibited Transfer Put, deliver to such Principal Shareholder the certificate or certificates representing the shares to be sold, each certificate to be properly endorsed for transfer;

                                    (C)  Such Principal Shareholder shall, upon
                  receipt of the certificate or certificates representing the shares to be sold by LLCP, pay to LLCP the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in SECTION 3.9(b)(i), by wire transfer in immediately available funds; and

                                    (D)  Notwithstanding the foregoing, any
                  attempt by such Principal Shareholder to transfer any Co-Sale Shares in violation of SECTION 3 shall be void and the Company agrees that it will not effect such a transfer nor will it treat any alleged transferee as the holder of such shares without the written consent of LLCP.

         3.9 EXEMPT SALES BY DESJARDINS. The provisions of this SECTION 3 shall not apply to the first one million (1,000,000) shares of Common Stock now beneficially owned or held by Desjardins which are sold by him, whether or not pursuant to a Public Sale.

         3.10     TERMINATION OF CO-SALE RIGHTS. The rights of LLCP under this
SECTION 3 with respect to the Co-Sale Shares owned or held by any Principal Shareholder (and only with respect to such Principal Shareholder) shall terminate on the date that is 180 days immediately following the date that the employment by the Company of such Principal Shareholder, if applicable, is terminated.

         3.11 EXPIRATION OF CO-SALE RIGHTS. The rights granted to LLCP under this SECTION 3 shall expire on the seventh anniversary of this Agreement.

4.       PREEMPTIVE RIGHTS.

         4.1 The Company hereby grants to LLCP the right to purchase up to a PRO RATA share of New Securities (as such term in defined below) which the Company may from time to time propose to sell and issue, and the Company shall not issue any New Securities without complying with the provisions of this
SECTION 4. For purposes of this SECTION 4.1, LLCP's PRO RATA share shall be equal to a percentage based on a fraction, the numerator of which is the number of shares of Common Stock held by LLCP or issuable upon the exercise of the Warrant or other Equity Rights of the Company held by LLCP immediately prior to the issuance of the New Securities, and the denominator of which is the sum of the total number of shares of Common Stock outstanding immediately prior to the issuance of the New Securities.

         4.2 The term "NEW SECURITIES" shall mean any Capital Stock (including Common Stock or preferred stock) of the Company whether now authorized or not, and any Equity Rights of the Company; PROVIDED, HOWEVER, that the term New Securities does not include any securities issued in a public offering pursuant to an effective registration statement under the Securities Act with an aggregate offering price to the public of at least $10,000,000 nor shares of Common Stock issued, issuable or reserved for issuance to directors, officers and employees of the Company or any other Company Party in connection with their services as directors, officers or employees pursuant to any Equity Rights issued by the Company pursuant to any Company Stock Plan which has been duly adopted and approved by the shareholders of the Company and in existence on the date hereof.

         4.3 If the Company proposes to undertake an issuance of New Securities, it shall give LLCP written notice (an "ISSUANCE NOTICE") of its intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same. LLCP shall have thirty (30) days after its receipt of the Issuance Notice to agree to purchase LLCP's pro rata share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company and indicating therein the quantity of New Securities to be purchased.

         4.4 The rights granted under this SECTION 4 shall expire on the earlier to occur of (a) the seventh anniversary of the date of this Agreement and (b) the date upon which LLCP ceases to own or hold beneficially or of record, directly or indirectly, at least 250,000 Warrant Shares.

5. LIMITATION ON PURCHASES OF COMMON STOCK BY LLCP. LLCP shall not, without the prior written consent of the Company, purchase or otherwise acquire shares of Common Stock at any time after the date hereof if, after giving effect to the number of shares of Common Stock then owned or held by LLCP, LLCP would beneficially own or hold more than fifteen percent (15.0%) of the Common Stock calculated at such time on a Fully Diluted Basis. Nothing in this SECTION 5 or otherwise shall prohibit, restrict or otherwise limit the right of LLCP to beneficially own or hold at any time up to fifteen percent (15.0%) of the shares of Common Stock calculated at such time on a Fully Diluted Basis without the consent of the Company or any Principal Shareholder.

6.       MISCELLANEOUS.

         6.1 LEGENDS. All certificates representing shares of Capital Stock of the Company now owned or held or hereafter acquired by the Principal Shareholders shall have stamped or endorsed thereon a legend substantially in the following form (in addition to any legends required under applicable state securities laws):

                  THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF AN INVESTOR RIGHTS AGREEMENT DATED AS OF DECEMBER 31, 1999, BY AND AMONG THE HOLDER, THE COMPANY AND CERTAIN OTHER PERSONS. COPIES OF SUCH AGREEMENT MAY BE OBTAINED FROM THE COMPANY UPON WRITTEN REQUEST.

         6.2 STOCK TRANSFER RECORDS. The Company shall make appropriate notations in its stock transfer records of the restrictions on transfer provided for in this Agreement and shall not record any transfers of capital stock not made in strict compliance with the terms of this Agreement. The Company acknowledges that any such transfer shall constitute an Event of Default under Section 10.1 of the Securities Purchase Agreement.

         6.3 SUCCESSORS AND ASSIGNS. The rights and obligations of LLCP under this Agreement shall be freely assignable in connection with any transfer of the Warrant or any portion thereof or of any shares of Common Stock issued upon the exercise thereof in whole or in part. Any assignee of such rights shall be entitled to all of the benefits of this Agreement as if such assignee were an original party hereto.

         6.4 ENTIRE AGREEMENT. This Agreement constitutes the full and entire agreement and understanding among the parties with respect to the subject matter hereof and supersedes all prior oral and written, and all contemporaneous oral, agreements and understandings relating to the subject matter hereof.

         6.5 NOTICES. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if transmitted by telecopier with receipt acknowledged, or upon delivery, if delivered personally or by recognized commercial courier with receipt acknowledged, or upon the expiration of 72 hours after mailing, if mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                           (1)      If to LLCP, to:

                                    Levine Leichtman Capital Partners II, L.P.
                                    c/o Levine Leichtman Capital Partners, Inc.
                                    335 North Maple Drive, Suite 240
                                    Beverly Hills, CA 90210
                                    Attention:  Arthur E. Levine, President
                                    Telephone:   (310) 275-5335
                                    Telecopier:  (310) 275-1441

                                    WITH A COPY TO:

                                    Riordan & McKinzie
                                    300 South Grand Avenue, Suite 2900
                                    Los Angeles, CA  90071
                                    Attention:  Mitchell S. Cohen, Esq.
                                    Telephone:   (213) 629-4824
                                    Telecopier:  (213) 629-8550

                           (2)      If to the Company or any Principal
                                    Shareholder, at:

                                    Simula, Inc.
                                    2700 North Central Avenue, Suite 1000
                                    Phoenix, AZ 85004
                                    Attention: Donald W. Townsend
                                    Telephone:   (602) 631-4005
                                    Telecopier:  (602) 631-9005

                                    WITH A COPY TO:

                                    Fennemore Craig
                                    3003 North Central Avenue, Suite 2600
                                    Phoenix, AZ  85012-2913
                                    Attention: Robert J. Hackett, Esq.
                                    Telephone:   (602) 916-5336
                                    Telecopier:  (602) 916-5536

or at such other address or addresses as LLCP, such assignee, the Company or any Principal Shareholder, as the case may be, may specify by written notice given in accordance with this SECTION 6.5.

         6.6 SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         6.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts and by facsimile, each of which shall be an original, but all of which together shall constitute one instrument.

         6.8 DESCRIPTIVE HEADINGS, CONSTRUCTION AND INTERPRETATION. The descriptive headings of the several paragraphs of this Agreement are for convenience of reference only and do not constitute a part of this Agreement and are not to be considered in construing or interpreting this Agreement. All section, preamble, recital and party references are to this Agreement unless otherwise stated. No party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any party.

         6.9 WAIVERS AND AMENDMENTS. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally or by course of dealing, but only by a statement in writing signed by all of the parties.

         6.10 REMEDIES. In the event that the Company or any Principal Shareholder fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, LLCP may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right of LLCP, or to take any one or more of such actions. The Company and the Principal Shareholders hereby agree that LLCP shall not be required or otherwise obligated to, and hereby waive any right to demand that LLCP, post any performance or other bond in connection with the enforcement of its rights and remedies hereunder. The Company agrees to pay all fees, costs, and expenses, including, without limitation, fees and expenses of attorneys, accountants and other experts retained by LLCP, and all fees, costs and expenses of appeals, incurred or expended by LLCP in connection with the enforcement of this Agreement or the collection of any sums due hereunder, whether or not suit is commenced. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

         6.11     PRINCIPAL SHAREHOLDERS.

                  (a) REPRESENTATIONS AND COVENANTS. Each Principal Shareholder hereby represents and warrants to LLCP that (a) he has the sole power and authority to execute, deliver and perform his obligations under this Agreement, without obtaining the Consent of any other Person, (b) this Agreement has been duly executed and delivered by such Principal Shareholder and constitutes the legal, valid and binding obligation of such Principal Shareholder, enforceable against such Principal Shareholder in accordance with its terms, and (c) the execution and delivery of this Agreement by such Principal Shareholder, and the performance by such Principal Shareholder of his obligations hereunder, does not and will not breach or violate any agreement, instrument or other document to which such Principal Shareholder is a party or to which such Principal Shareholder's assets are bound or any Applicable Laws. In addition, each Principal Shareholder hereby represents and warrants to LLCP that he has carefully read this Agreement and has had sufficient time and opportunity to consider its terms and to obtain legal advice, if desired, and he fully understands the final and binding effect of this Agreement. Each Principal Shareholder hereby covenants and agrees with LLCP that he will not sell, transfer or otherwise dispose of in any transaction which does not constitute a Public Sale any shares of Capital Stock of the Company beneficially owned or held by him without the prior written consent of LLCP.

                  (b) CAPACITIES. Notwithstanding anything to the contrary contained in this Agreement, the parties acknowledge that the Principal Shareholders have signed this Agreement in their individual capacities, and not as representatives of the Company, solely for the purposes of the provisions of
SECTION 3 regarding Co-Sale, for the purposes of making the representations and warranties set forth in this SECTION 6.11 and for the purposes of the applicable miscellaneous provisions set forth in this SECTION 6, and shall have no personal liability for any other provisions contained herein.

                  (c) SPOUSAL CONSENTS. Each Principal Shareholder covenants and agrees that he will deliver to LLCP, as soon as practicable but not later than the close of business on Friday, January 7, 2000, a Spousal Consent to this Agreement, in substantially the form of EXHIBIT A, duly executed by his spouse.

                  (d) ACKNOWLEDGMENT. It is acknowledged and understood that each Principal Shareholder may pledge his shares or transfer or "gift" his shares for estate planning purposes, PROVIDED that such shares continue to be subject to the provisions of SECTION 3.

         6.12 GOVERNING LAW. IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE (WITHOUT REGARD TO THE CHOICE OF LAW OR CONFLICTS OF LAW PROVISIONS THEREOF) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

         6.13 CONSENT TO JURISDICTION AND VENUE. THE COMPANY, EACH PRINCIPAL SHAREHOLDER AND LLCP HEREBY CONSENTS AND AGREES THAT ALL ACTIONS, SUITS OR OTHER PROCEEDINGS ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INVESTMENT DOCUMENT SHALL BE TRIED AND LITIGATED IN STATE OR FEDERAL COURTS LOCATED IN THE CITY OF LOS ANGELES, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, WHICH COURTS SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY AND ALL CLAIMS, CONTROVERSIES AND DISPUTES ARISING OUT OF THIS AGREEMENT OR ANY OTHER INVESTMENT DOCUMENT OR ANY OTHER MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER INVESTMENT DOCUMENT. NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED IN THIS SECTION 6.13 SHALL PRECLUDE LLCP FROM BRINGING ANY ACTION,

SUIT OR OTHER PROCEEDING IN THE COURTS OF ANY OTHER LOCATION WHERE THE COMPANY OR ANY OF ITS ASSETS OR THE COLLATERAL MAY BE FOUND OR LOCATED OR TO ENFORCE ANY JUDGMENT OR OTHER COURT ORDER IN FAVOR OF LLCP.

                  THE COMPANY, EACH PRINCIPAL SHAREHOLDER AND LLCP HEREBY (A) IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY SUCH COURT AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION, SUIT OR OTHER PROCEEDING COMMENCED IN ANY SUCH COURT, (B) WAIVES ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR ANY OBJECTION THAT SUCH PERSON MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION OR IMPROPER VENUE AND (C) CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. THE COMPANY, EACH PRINCIPAL SHAREHOLDER AND LLCP HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT OR OTHER PROCESS ISSUED IN ANY SUCH ACTION, SUIT OR OTHER PROCEEDING AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT THE ADDRESS SET FORTH IN SECTION 6.5 (NOTICES) AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PERSON'S ACTUAL RECEIPT THEREOF OR FIVE DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.

                  TO THE EXTENT PERMITTED UNDER THE APPLICABLE LAWS OF ANY SUCH JURISDICTION, THE COMPANY AND EACH PRINCIPAL SHAREHOLDER HEREBY EXPRESSLY WAIVES, IN RESPECT OF ANY SUCH ACTION, SUIT OR OTHER PROCEEDING, THE JURISDICTION OF ANY OTHER COURT OR COURTS THAT NOW OR HEREAFTER, BY REASON OF SUCH PERSON'S PRESENT OR FUTURE DOMICILE, OR OTHERWISE, MAY BE AVAILABLE TO IT.

         6.14 WAIVER OF JURY TRIAL. THE COMPANY, EACH PRINCIPAL SHAREHOLDER AND LLCP HEREBY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING UNDER THIS AGREEMENT OR ANY OTHER INVESTMENT DOCUMENT OR ANY CLAIM, CONTROVERSY OR DISPUTE ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER INVESTMENT DOCUMENT, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR ACTIONS.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

                                     COMPANY

                                     SIMULA, INC., an Arizona corporation


                                     By: /s/ James C. Dodd
                                        ----------------------------------------
                                             James C. Dodd
                                             Executive Vice President and Chief
                                             Financial Officer

                                     By: /s/ Nora T. Harden
                                        ----------------------------------------
                                             Nora T. Harden
                                             Assistant Secretary

                                     LLCP

                                     LEVINE LEICHTMAN CAPITAL PARTNERS II,
                                     L.P., a California limited partnership

                                     By:     LLCP California Equity Partners
                                             II, L.P., a California limited
                                             partnership, its General Partner

                                             By:     Levine Leichtman Capital
                                                     Partners, Inc., a
                                                     California corporation,
                                                     its General Partner


                                                     By: /s/ Arthur E. Levine
                                                        ------------------------
                                                             Arthur E. Levine
                                                             President

                                     PRINCIPAL SHAREHOLDERS


                                     /s/ Stanley P. Desjardins
                                     --------------------------------
                                     Stanley P. Desjardins


                                     /s/ Donald W. Townsend
                                     --------------------------------
                                     Donald W. Townsend


                                     /s/ James A. Saunders
                                     --------------------------------
                                     James A. Saunders


                                     /s/ Bradley P. Forst
                                     --------------------------------
                                     Bradley P. Forst

                                    EXHIBIT A

                                     FORM OF
                                 SPOUSAL CONSENT


         The undersigned is the spouse of ________________, one of the individuals who has executed, delivered and agreed to be bound by the above Investor Rights Agreement. The undersigned hereby acknowledges that she has read and understands the terms and other provisions of the Investor Rights Agreement. Further, the undersigned hereby consents to, approves of and agrees to be bound by the terms and other provisions of the Investor Rights Agreement for all purposes as if she were a party thereto, including, without limitation, in order to bind any community property interest she has or may have in any Co-Sale Shares owned by her and her spouse that is the subject of the Investor Rights Agreement.


                                     ------------------------------------
                                     [Name]